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                                                                  EXHIBIT 12 (a)
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                      GENERAL ELECTRIC CAPITAL CORPORATION
                           AND CONSOLIDATED AFFILIATES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                          YEARS ENDED DECEMBER 31
                                                       --------------------------------------------------------
(Dollar amounts in millions)                              1998        1997        1996        1995        1994
                                                       --------    --------    --------    --------    --------
Net earnings .......................................   $  3,374    $  2,729    $  2,632    $  2,261    $  1,918
Provision for income taxes .........................      1,185         997       1,172       1,071         896
Minority interest ..................................         49          40          86          81         109
                                                       --------    --------    --------    --------    --------
Earnings before income taxes and minority interest .      4,608       3,766       3,890       3,413       2,923
                                                       --------    --------    --------    --------    --------
Fixed charges:
 Interest ..........................................      8,772       7,440       7,114       6,520       4,464
 One-third of rentals ..............................        289         240         177         170         153
                                                       --------    --------    --------    --------    --------
Total fixed charges ................................      9,061       7,680       7,291       6,690       4,617
                                                       --------    --------    --------    --------    --------
Less interest capitalized, net of amortization .....         88          52          41          21           9
                                                       --------    --------    --------    --------    --------
Earnings before income taxes and minority
 interest plus fixed charges .......................   $ 13,581    $ 11,394    $ 11,140    $ 10,082    $  7,531
                                                       ========    ========    ========    ========    ========
Ratio of earnings to fixed charges .................       1.50        1.48        1.53        1.51        1.63
                                                       ========    ========    ========    ========    ========
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